Exhibit 5.1

December 23, 2019

Organovo Holdings, Inc.

440 Stevens Avenue, Suite 200

Solana Beach, California 92075

Re: Registration	Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Organovo Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the Shares (as defined below). The Registration Statement relates to the registration by the Company of 425,827,443 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be issued, with such number of shares to be adjusted based on the Reverse Split (as defined below), in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger and Reorganization made and entered as of December 13, 2019, by and among the Company, Opal Merger Sub, Inc. and Tarveda Therapeutics, Inc. (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and included therein.

In connection with this opinion, we have examined and relied upon the Registration Statement in the form filed with the Commission on the date hereof, the Merger Agreement, the Company’s Certificate of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

In rendering this opinion, we have assumed that, prior to the issuance of any of the Shares, (i) the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split as provided in the Registration Statement (the “Reverse Split”) shall be filed with the Secretary of State of the State of Delaware and (ii) all other approvals for the issuance of the Shares referred to in the Registration Statement have become effective.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in the proxy statement/prospectus/information statement included therein.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP